EXHIBIT (11.1)
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THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
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CALCULATION OF PRIMARY NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
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(All amounts in thousands, except per share amounts)

                                                    Second Quarter Ended      First Half Ended
                                                    --------------------    --------------------
                                                    June 30,     July 2,    June 30,     July 2,
                                                      1996        1995        1996        1995
                                                    --------    --------    --------    --------

NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                  $ 67,052    $102,160    $103,376    $163,902
                                                    ========    ========    ========    ========


AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING:
  Average number of common shares outstanding         52,527      53,618      52,653      55,197

  Dilutive effect of stock options after
   application of treasury stock method                  713         871         701         890
                                                    --------    --------    --------    --------
AVERAGE NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING                        53,240      54,489      53,354      56,087
                                                    ========    ========    ========    ========

PRIMARY NET EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE                                   $   1.26    $   1.87    $   1.94    $   2.92
                                                    ========    ========    ========    ========
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